                                                                      EXHIBIT 11

              CHAMPION INTERNATIONAL CORPORATION AND SUBSIDIARIES


          Calculation of Primary Earnings (Loss) Per Common Share and Fully Diluted Earnings (Loss) Per Common Share (unaudited)
                       (in thousands, except per share)


                                                       Six Months Ended                  Three Months Ended
                                                    -------------------------         -----------------------
                                                           June 30,                          June 30,
                                                    -------------------------         -----------------------
                                                       1995          1994               1995          1994
                                                    ---------     -----------         --------     ----------
Primary earnings (loss) per common share:
  Net Income (Loss)                                $  318,758     $   (62,084)        $187,533     $  (31,098)
  Dividends on Preference Shares                       13,258          13,875            6,321          6,938
                                                   ----------     -----------         ---------    ----------
  Net Income (Loss) Applicable to Common Stock     $  305,500     $   (75,959)        $ 181,212    $  (38,036)
                                                   ==========     ===========         =========    ==========

  Average number of common shares outstanding          93,536          92,962            93,686        92,977
                                                   ==========     ===========         =========    ==========

  Per share                                        $     3.27     $      (.82)        $    1.93    $     (.41)
                                                   ==========     ===========         =========    ==========

Fully diluted earnings (loss) per common share:

  Net Income (Loss) Applicable to Common Stock     $  305,500     $   (75,959)        $ 181,212    $  (38,036)

  Add income effect, assuming conversion of
   dilutive convertible securities                     15,106             ---             6,585           ---
                                                   ----------     -----------         ---------    ----------
  Net income (loss) on a fully diluted basis       $  320,606     $   (75,959)        $ 187,797    $  (38,036)
                                                   ==========     ===========         =========    ==========

  Average number of common shares outstanding          93,536          92,962            93,686        92,977

  Add common share effect, assuming conversion
   of dilutive convertible securities                  11,814             ---            11,419           ---
                                                   ----------     -----------         ---------    ----------
  Average number of common shares outstanding on
   a fully diluted basis                              105,350          92,962           105,105        92,977
                                                   ==========     ===========         =========    ==========
  Per share                                        $     3.04     $      (.82)        $    1.79    $     (.41)
                                                   ==========     ===========         =========    ==========

NOTE:

(1) The computation of fully diluted earnings per common share assumes that the average number of common shares outstanding during the period is increased by the conversion of securities having a dilutive effect, and that net income applicable to common stock is increased by dividends and after-tax interest on such securities.

(2) Earnings per share was calculated for each three month and six month period on a stand-alone basis. On June 22, 1995, the company purchased all 7,894,737 shares of Common Stock that were issued on that date upon conversion of the $92.50 Cumulative Convertible Preference Stock, and on June 30, 1995, the company purchased an additional 2,000,000 shares of Common Stock. As a result of this reduction in the number of shares outstanding, the sum of the earnings per share for the first and second quarters of 1995 does not equal the earnings per share for the first six months of 1995.